Exhibit 99.1

News Release

Contact:
Jen Hartmann
Director, Public Relations
HartmannJenniferA@JohnDeere.com

Boeing Executive Leanne Caret Joins Deere Board of Directors

MOLINE, Ill., November,1, 2021 -- Deere & Company (NYSE: DE) today announced the election of Leanne G. Caret, a leading manufacturing executive, to the company's board of directors. She is an executive vice president of The Boeing Company and serves as president and chief executive officer of the Boeing Defense, Space, and Security business. In 2020, Boeing’s revenue from defense and space platforms and services was about $35 billion.

"We are pleased to welcome a business leader of Leanne’s caliber to the Deere board," said John C. May, chairman and chief executive officer. "She brings over two decades of executive experience in aerospace, defense, and security, adding to our diverse, talented group of directors. Her background in complex systems as well as innovative technologies, solutions, and services will be of particular value as we build on our leadership position through our smart industrial operating model.”

Originally from Florida, Caret joined Boeing in the late 1980s. Prior to her present position, she was president of Boeing’s global services and support division and chief financial officer of the defense, space, and security business.

Caret has been named to Fortune’s list of Most Powerful Women on five occasions and is a member of the Women in Aviation Hall of Fame. She is also a fellow of the Royal Aeronautical Society and an associate fellow of the American Institute of Aeronautics and Astronautics.

Caret holds a bachelor’s degree in business administration from Kansas State University and an MBA from Wichita State University. She earned certifications from executive leadership programs at Harvard University and the University of Notre Dame.

With her election, the Deere board will have 12 members, 11 of whom are independent, or non-employee, directors.